SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

SandRidge Energy, Inc.

(Name of Registrant as Specified In Its Charter)

TPG-Axon Management LP
TPG-Axon Partners GP, L.P.
TPG-Axon GP, LLC
TPG-Axon Partners, LP
TPG-Axon International, L.P.
TPG-Axon International GP, LLC
Dinakar Singh LLC
Dinakar Singh
Stephen C. Beasley
Edward W. Moneypenny
Fredric G. Reynolds
Peter H. Rothschild
Alan J. Weber
Dan A. Westbrook

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On December 24, 2012, TPG-Axon Management and its affiliates (collectively, "TPG-Axon") sent a letter to the board of directors of SandRidge Energy, Inc. (the "Issuer") addressing the Issuer's determination of an initial consent date in connection with TPG-Axon's solicitation of written consents from shareholders of the Issuer, as reported in the Issuer's Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 21, 2012.  The letter states that TPG-Axon has filed a lawsuit in the Delaware Chancery Court contesting the validity of the initial consent date as determined by the Issuer.  The letter also expressed concern with the self-dealing aspects of certain past transactions between the Issuer and WCT Resources, an investment vehicle established by Tom Ward, Chief Executive Officer of the Issuer, for the benefit of his children.  In addition, the letter noted the drop in the price of Common Stock following the Issuer's announcement on December 20, 2012 of its sale of certain Permian assets.

Also on December 24, 2012, TPG-Axon issued a press release describing the foregoing letter to the Board.  A copy of the press release containing the full text of the letter is filed herewith as Exhibit 1.

On December 26, 2012, TPG-Axon posted additional materials to www.shareholdersforsandridge.com to include the biographies of individuals nominated by TPG-Axon for election to the board of directors of the Issuer.  Copies of such materials are filed herewith as Exhibit 2.